Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT – THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO THIS WARRANT AND/OR THE SECURITIES REPRESENTED BY THIS WARRANT THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW OR (B) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW.

THE GREENROSE HOLDING COMPANY INC.

a Delaware corporation

AMENDED AND RESTATED

WARRANT NO. 1

Issue Date: December 31, 2021

This certifies that, for value received, DXR FINANCE, LLC or its permitted assigns (the “Holder”) is entitled to acquire from THE GREENROSE HOLDING COMPANY INC., a Delaware corporation (the “Company”), in whole or in part, up to 2,000,000 fully paid and nonassessable shares of the Company’s Non-voting Common Stock of the Company (“Common Shares”), and any other common shares other securities issued or deemed to be issued pursuant to Section 12 (collectively, the “Warrant Interest”), at a purchase price per share equal to the Exercise Price, all on the terms and conditions and subject to the adjustments provided for in this Warrant.

1. Definitions. The following terms, as used in this Warrant, have the following respective meanings:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Company” has the meaning set forth in the preamble.

“Equity Equivalents” means any rights, warrants, options, or exchangeable securities or indebtedness, or other rights, in each case to be issued or exercisable for or convertible or exchangeable into, directly or indirectly, Common Shares, or any other equity security or equity interest of the Company, whether at the time of issuance, upon the passage of time or the occurrence of some future event, or both. For the avoidance of doubt, the term “Equity Equivalents” shall not include the Warrant Interests issued pursuant hereto.

“Exchange” means any of the following markets or exchanges, if any, on which the Common Shares are listed or quoted for trading on the date in question: (i) The Nasdaq Stock Market (or any successors thereto) or the New York Stock Exchange (or any successors thereto) or (ii) if the Common Shares are not then listed on an exchange identified in clause (i), the principal other U.S. national or regional securities exchange or market (including, for such purpose, the OTC Bulletin Board or OTC Markets Group), if any, on which the Common Shares are listed or admitted for trading or quoted.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“Exercise Price” means $0.01 per share.

“Expiration Date” has the meaning set forth in Section 3.

“Fair Market Value” means, as of any date, (a) if the Common Shares for which the Warrants are exercisable are then traded on an Exchange, the volume weighted average closing price for the ten (10) consecutive Trading Days ending on (and including) the Trading Day immediately prior to such date, and (b) if the Common Shares for which the Warrants are exercisable are not so traded on an Exchange, the fair market value of an Common Share as determined by the Company in good faith, using one or more valuation methods that the Company in its reasonable judgment determines to be most appropriate, assuming such Common Shares are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

“Financing Agreement” has the meaning set forth in Section 2.

“Floor Amount” means (1) $6.00 per share for any Cash Election made following the date hereof and prior to November 26, 2022; (2) $7.00 per share for any Cash Election made on or after November 27, 2022 and before November 26, 2023; (3) $8.00 per share for any Cash Election made on or after November 27, 2023 and before November 26, 2024; (4) $9.00 per share for any Cash Election made on or after November 27, 2024 and before November 26, 2025; and (5) $10.00 per share for any Cash Election made on or after November 27, 2025 and before[November 26, 2026.

“Holder” has the meaning set forth in the preamble.

“Initial Closing” means November 26, 2021.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution or other entity.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

“Register, registered, and registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration of or automatic effectiveness of such Registration Statement or (b) filing a Prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

“Registrable Securities” means Common Shares or other securities issuable under the Warrants on the Issuance Date and at any time during the term of this Agreement. Registrable Securities shall continue to be Registrable Securities (whether they continue to be held by the Holder or they are sold to other Persons) until (i) they are sold pursuant to an effective Registration Statement under the Securities Act; (ii) they may be sold by their holder pursuant to Rule 144 without limitation thereunder on volume or manner of sale; or (iii) they shall have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend restricting further transfer shall have been delivered by the Company, all applicable holding periods shall have expired, and no other applicable and legally binding restriction on transfer by the Holder thereof shall exist under the Securities Act.

“Registration Rights” means the rights of Holders set forth in Section 14 to have shares of Registrable Securities registered under the Securities Act for sale under one or more effective Registration Statements.

“Registration Statement” means any registration statement filed by the Company under the Securities Act pursuant to the Registration Rights, including the Prospectus, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which trading in the Common Share occurs on the Exchange; provided that if the Common Shares are not so listed or traded, “Trading Day” means a Business Day.

“Transfer” shall mean any sale, transfer, assignment, pledge, conveyance or other disposition, whether accomplished directly or indirectly, in one transaction or a series of related transactions, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily, or otherwise. “Transferor” and “Transferee” shall mean, with respect to any Transfer, the Person who makes or receives such Transfer, respectively.

“Warrant” means this Amended and Restated Warrant [and all warrants issued upon division, combination or transfer of, or in substitution for, this Amended and Restated Warrant].

“Warrant Interests” has the meaning set forth in the preamble.

“Whole Company Transaction” has the meaning set forth in Section 12(C).

2. Warrant Interests; Exercise Price. The number of Warrant Interests and the Exercise Price are subject to adjustment as provided herein, and all references to “Warrant Interests” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. The original issue date of this Warrant is November 26, 2021 (the “Original Issue Date”). This Warrant amends, restates and replaces in full the Warrant with the original issue date of November 26, 2021 issued by the Company to the Holder. This Warrant has been issued pursuant to the terms of that certain Credit Agreement, by and among the Company as borrower, the other Loan Parties party thereto from time to time, the lenders party thereto from time to time (together with their respective successors and permitted assigns in such capacity, the “Lenders”), and the Holder as agent for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Financing Agreement”).

3. Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Warrant Interests represented by this Warrant is exercisable, in whole or in part into Common Shares by the Holder, at any time or from time to time after the Original Issue Date, by (A) the surrender of this Warrant and a Notice of Exercise, in the form attached as Exhibit A hereto, duly completed and executed on behalf of the Holder, at the principal executive office of the Company located at 111 Broadway, Amityville, New York 11701 (or such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and (B) at the Holder’s option, (i) payment of the Exercise Price for the Warrant Interests thereby purchased at the election of the Holder by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company or (ii) instructing the Company to withhold a number of Common Shares issuable upon exercise of the Warrants being exercised with an aggregate Fair Market Value as of the date the Notice of Exercise is delivered equal to the aggregate Exercise Price, which shall be treated as the payment of the aggregate Exercise Price therefor.

Upon the Warrant Agent’s receipt of a Notice of Exercise and instructions to withhold a number of Common Shares pursuant to Section 3.2(B)(ii), the Company shall, as promptly as practicable, determine the Fair Market Value of the Common Shares and provide the Holder with a calculation of the number of Common Shares required to be withheld pursuant to Section 3.2(B)(ii).

Notwithstanding any other provision hereof, an exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of a particular transaction by the Company, in which case, such exercise shall not be deemed to be effective until the consummation of such transaction.

If this Warrant shall have been exercised only in part, the Company shall, within five (5) Business Days of such exercise, deliver to the Holder either (a) a new warrant, substantially identical to this Warrant, dated the date it is issued evidencing the rights of the Holder to purchase the remainder of the Warrant Interests called for by this Warrant or (b) this Warrant bearing an appropriate notation of such partial exercise but in any case the failure to do so shall not affect the Holder’s rights as a Holder.

The Company shall use reasonable best efforts to assist and cooperate with the Holder or any purchaser or assignee that is required to make any governmental filings or to obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

Notwithstanding any other provision hereof, upon exercise of the Warrant, the Holder may elect to receive either (i) the Warrant Interests or (ii) a cash amount equal to the greater of (x) the Fair Market Value of such Warrant Interests and (y) the Floor Amount (an election to receive cash pursuant to the foregoing, a “Cash Election”). If, at the time of such election, the payment of cash pursuant to clause (ii) above would result in the Company’s liquidity to be less than would be sufficient to capital to enable the Company to pay its obligations in the ordinary course as they become due, the Holders shall have the option to be paid, in whole or in part, in the form of a two-year secured promissory note with a rate of interest equal to the Company’s current secured borrowing rate and repaid in equal installments calculated using straight-line amortization, in form and substance reasonably acceptable to the Holder.

This Warrant shall expire and no longer be exercisable on the earlier of the fifth (5th) anniversary of the date hereof (as it may have been extended hereunder, the “Expiration Date”) and the termination of this Warrant in accordance with Section 13 hereof; provided that the Expiration Date may be extended at the option of the Holder by successive one-year periods if, as of the Expiration Date absent such an extension, the cultivation, manufacture, distribution, or possession of cannabis remains illegal under U.S. federal law; provided further that in no event may the Expiration Date be extended to a date that is later than the tenth (10th) anniversary of the date hereof.

4. Issuance of Warrant Interests. Upon exercise of the Warrant and receipt by the Company of payment of the Exercise Price or an election for cashless exercise (in accordance with Section 3 of this Warrant), unless the Holder has made a Cash Election, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, cause the Company’s records to reflect the issuance through book entry of the Warrant Interests in the name of the Holder, and the Company shall promptly provide to the Holder, upon request, a book-entry confirmation of the Warrant Interests acquired. The Company agrees that the Warrant Interests so issued will be deemed to have been issued to the Holder as of the close of business on the date on which this Warrant and payment of the Exercise Price (if applicable) are delivered to the Company in accordance with the terms of this Warrant. The Company will at all times keep reserved for issuance upon exercise hereof the aggregate number of Warrant Interests as shall be issuable upon exercise of this Warrant in full. The Company will use reasonable best efforts to ensure that the Warrant Interests may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Interests are listed or traded.

In addition to any other restrictions or legends required by applicable state securities laws, in the event the Company issues certificates evidencing the Warrants Shares, the certificates shall bear any restrictive legends the Company reasonably determines are required to comply with applicable law.

5. Representations; Warranties and Covenants.

(A) The Company represents and warrants to the Holder as of the date hereof that:

(i) All Warrant Interests which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued and free of any and all liens and encumbrances except for liens or encumbrances created by or imposed by the Holder and restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(iii)  The Company has all requisite corporate power and authority to enter into, and perform its obligations under, this Warrant and to issue all Warrant Interests required to be issued hereunder.

(iv) This Warrant has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(v)  The execution, delivery and performance of this Warrant by the Company does not and will not conflict with, or result in breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which it is subject.

(B) If the Company proposes at any time to (a) declare a dividend or distribution upon any Common Shares that includes cash, property or securities or (b) effect the liquidation, dissolution or winding up of the Company or any subsidiary, then, in connection with such proposed action, the Company shall give the Holder at least five (5) Business Days’ prior written notice, which notice will specify (i) the record date for the purposes of such dividend, distribution or offer, or if a record is not to be taken, the date as of which the members, or Holders, must hold such interests of record to be entitled to such dividend or distribution or (ii) the date on which such liquidation, dissolution or winding up is expected to become binding and, if not the same date, the date it will become effective.

(C) The Company covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with recording the Warrant Interests in book entry form to issue and record the Warrant Interests in book entry form upon the valid exercise of this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Interests may be issued as provided herein without violation of any applicable law or regulation.

(D) The Holder, by its acceptance of this Warrant:

(i) represents, warrants and agrees that it is (i) experienced in evaluating and investing in securities, and the Warrants and any Warrant Interests issued upon exercise thereof are being acquired for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and such Holder is prepared to bear the economic risk of retaining such Warrants and the Warrant Interests, (ii) an “accredited investor” within the meaning of Rule 501 under the Securities Act and (iii) a “qualified purchaser” for purposes of Section 2(a)(51) of the Investment Company Act of 1940, as amended;

(ii) acknowledges that the Company will be a private company that does not file reports or other information under the Exchange Act, there will be no publicly available current information concerning the Company or its financial results and no public market will exist for the disposition or transfer of the Warrants or the Warrant Interests;

(iii) acknowledges and agrees that the Warrants (including any Warrant Interests issued upon exercise thereof) have not been registered under the Securities Act or any state securities law, and such Holder may not sell or transfer any Warrants or Warrant Interests in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder, subject to the terms relating to the restriction on sales in this Warrant and, with respect to the Warrant Interests; and

(iv)  acknowledges that such Holder has been given the opportunity to ask questions of, and receive answers satisfactory to it from, the Company concerning the business, finances and operations of the Company.

6. Charges, Taxes and Expenses. Issuance of Common Shares for Warrant Interests to the Holder upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, other governmental charges or other incidental expenses in respect of the issuance of such certificates, all of which taxes, charges and expenses shall be paid by the Company.

7. Transfer/Assignment.

(A) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of Warrants by any Person or issuance of Warrant Interests by the Company shall be made if such issuance would violate any state or U.S. federal securities laws.

(B)   If Holder purports to Transfer Warrants to any Person in a transaction that would violate the provisions of this Warrant or that would violate any applicable federal or state securities law, such Transfer shall be void ab initio and of no effect.

(C)   Subject to the provisions of this Warrant and compliance with applicable securities laws, this Warrant and all rights and obligations hereunder may be transferred to any Person, in whole or in part, and any such Transfer shall be reflected on the books and records of the Company maintained pursuant to Section 8 of this Warrant upon surrender of the Warrant with a properly executed form of Assignment attached hereto as Exhibit B (the “Form of Assignment”) at the principal office of the Company and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon surrender for registration of transfer or exchange of this Warrant together with a properly executed Form of Assignment and payment of any applicable tax or charge related thereto, the Company shall, at its sole cost and expense, execute and deliver one or more new Warrants of like tenor which shall be exercisable for a like aggregate number of Warrant Interests, registered in the name of the Holder and/or a transferee or transferees, as applicable.

(D) Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the Person in possession of this Warrant may be treated by the Company, and all other Persons dealing with this Warrant, as the absolute owner hereof and as Holder for any purpose and as the Person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however, that until a transfer of this Warrant is properly made pursuant to the terms of this Warrant and duly registered on the books of the Company maintained pursuant to Section 8 of this Warrant, the Company may treat the Holder as the owner for all purposes.

(E)   The Company shall not be required to pay any tax or other governmental charge imposed in connection with any transfer of this Warrant, whether certificated or uncertificated, in any name other than that of Holder, and, in such case, the Company shall not be required to issue such Warrant Interests or deliver any certificate representing such Warrant Interests, if applicable, until such tax or other governmental charge has been paid, or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.

(F) Any Transferee of this Warrant or any portion hereof, by their acceptance of this Warrant, is deemed to agree to be bound by the terms and conditions of this Warrant.

8. Registry of Warrant. The Company shall maintain will maintain at its principal office a registry showing the name and address of the Holder as the registered holder of this Warrant and will promptly update such register to reflect any transfers made in compliance with the terms hereof. Until any transfer of this Warrant is reflected in the Warrant Register, the Company may treat the Holder as the absolute owner hereof for all purposes. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

9. No Rights as Stockholder. Except as expressly set forth herein, a Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it (provided that an affidavit shall be satisfactory) of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall, within three Business Days make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant and (in the case of loss, theft or destruction) of the Holder’s agreement of indemnity reasonably satisfactory to the Company (provided, if Holder is a financial institution or other institutional investor, then its own agreement shall be satisfactory), and (in the case of mutilation) upon surrender and cancellation of this Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Interests as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.  Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.  Adjustments and Other Rights. The number of Warrant Interests issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication:

(A) Splits, Subdivisions, Reclassifications, Combinations; or Issuance of Equity. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Shares, (ii) subdivide or reclassify the outstanding Common Shares into a greater number of Common Shares, (iii) combine or reclassify the outstanding Common Shares into a smaller number of Common Shares, or (iv) issue any additional equity (whether by issuance of new securities, stock split, combination, reclassification, reorganization or otherwise and including, but not limited to, any Equity Equivalents), then the number of Warrant Interests issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, reclassification or issuance shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the same number of Common Shares (on a fully-diluted basis).

(B) Other Distributions. In case the Company shall fix a record date for the making of a dividend distribution (whether payable in securities of the Company, cash or other property, or engage in a redemption or repurchase of Common Shares with a similar effect to all holders of its Common Shares) (a “Dividend”) to its holders of Common Shares or other securities, the Holder (or any transferee, upon any transfer of the Warrant permitted hereunder) shall receive simultaneously on the payment date of such Dividend, the kind and amount of securities, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full on the date of such Dividend (or, to the extent the Company fixes a record date for such Dividend, on such record date).

(C) Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the ownership interests of the Company (other than a change in par value or from par value to no par value or from no par value to par value), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transactions, in each case which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such Common Shares (any transaction described in clauses (i)-(v) above, a “Whole Company Transaction”), each Warrant shall, immediately after such Whole Company Transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the Common Shares then-exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such Whole Company Transaction if the Holder had exercised this Warrant in full immediately prior to the time of such Whole Company Transaction and acquired the Common Shares then-issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 12(C) shall similarly apply to successive Whole Company Transactions. The Company shall not, without the prior written consent of the Holder, effect any Whole Company Transaction unless:

(i) the Company shall have provided the Holder with at least thirty (30) but no more than ninety (90) days’ written notice of such event; and

(ii) prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder, such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 12(C), the Holder shall have the right to elect prior to the consummation of such event or transaction, to exercise in Warrant instead of giving effect to the provisions contained in this Section 12(C) with respect to this Warrant.

(D) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 12 but not expressly provided for by such provisions, then the Company shall make an appropriate adjustment in the Exercise Price and the number of Common Shares so as to protect the rights of the Holder; provided, that no such adjustment shall increase the Exercise Price above, or decrease the number of Warrant Interests below, such amount as would otherwise be determined pursuant to this Section 12. If the Company shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 12, the benefits provided by such provisions shall nevertheless apply and be preserved.

(E) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Common Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the method used in arriving at the adjustment and the Exercise Price that shall be in effect and the number of Common Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder at the address appearing in the Company’s records.

(F) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12, the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 5 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 5 days prior to the taking of such proposed action, except if it is impracticable to provide such 5 days’ prior notice, then the Company shall provide such notice as soon as it is reasonably able prior to or after the taking of such proposed action.

(G) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall use reasonable best efforts to take any action which may be necessary in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Common Shares that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

12. Termination. This Warrant shall automatically terminate without any further action (i) immediately upon payment being made in respect of this Warrant as contemplated by Section 3 in connection with an exercise of this Warrant in full or (ii) upon the Expiration Date (to the extent not extended pursuant to Section 3).

13. Reporting Requirements. The Company shall furnish to the Holder the information required to be provided under Section 5.1 of the Financing Agreement (as in effect as of date hereof) within the time periods specified in Section 5.1 of the Financing Agreement (as in effect as of date hereof), whether or not the Financing Agreement remains in effect or has been amended or modified; provided that so long as Holder or its Affiliates remain a party to the Financing Agreement and the applicable provisions in the Financing Agreement have not been amended or modified, delivery of such documents under the Financing Agreement shall be deemed to be delivery under this Agreement.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non- exclusive personal jurisdiction of the state or federal courts in the Borough of Manhattan, the City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the state or federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 17 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Warrant.

15. Binding Effect; No Third-Party Beneficiaries. This Warrant shall be binding upon any successors or permitted assigns of the Company and the Holder. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

16. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder. The Company shall not amend the Company’s certificate of incorporation in a manner that would adversely affect the Holder without the prior written consent of the Holder.

17. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by electronic mail, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below for the Company or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

The Greenrose Holding Company Inc.

111 Broadway

Amityville, NY 11701

Attention: William F. Harley, III, CEO

Telephone:

Email:mickey@greenrosecorp.com

with a copy to (which shall not constitute notice):

Tarter Krinsky & Drogin LLP

1350 Broadway

New York, NY 10018

Attention: Guy Molinari

Telephone: 212-216-1188

Email: gmolinari@tarterkrinsky.com

If to the Holder, to:

DXR Finance, LLC

[Omitted]

with a copy to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Al Pisa

Telephone: 212-530-5319

Email: apisa@milbank.com

18. Entire Agreement. This Warrant and the forms attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto. In the event of any conflict between the terms hereof and any other document, the terms of this Warrant shall prevail.

19. Counterparts. This Warrant may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. A signed copy of the Warrant delivered by facsimile, e-mail or other means of electronic transmittal shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

20. Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be signed in its name by its duly authorized officer as of the date first written above.

THE GREENROSE HOLDING COMPANY INC.

By:	/s/ William F. Harley III
	Name:	William F. Harley III
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Warrant]

EXHIBIT A

[FORM OF NOTICE OF EXERCISE]

Date: ________

TO: THE GREENROSE HOLDING COMPANY INC.

RE: Election to Purchase Common Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Common Shares of the Company set forth below covered by such Warrant[, conditional upon the consummation of [insert details of transaction]]. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Warrant.

In accordance with Section 3 of the Warrant, the undersigned hereby agrees to pay the Exercise Price [in cash, certified or cashier’s cheque payable to the Company] [by wire transfer of immediately available funds to an account designated by the Company], with respect to [●] Common Shares, in which case the undersigned shall pay the sum of $0.01 to the Company in accordance with the terms of the Warrant; and/or

The undersigned requests delivery to be made (check one):

☐	By delivery of physical certificates to:

☐	Through Depository Trust Corporation (Account__________________)

[HOLDER]

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

WARRANT TO PURCHASE APPLICABLE EQUITY INTERESTS OF

THE GREENROSE HOLDING COMPANY INC.

(To be executed upon assignment of Warrant No.___)

FOR VALUE RECEIVED, the undersigned, in accordance with the restrictions on transfer of the Warrant Interests described in the Warrant, hereby sells, assigns and transfers unto, [the Warrant in whole/ percentage of the Warrant], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant Interests on the books of The Greenrose Holding Company Inc., a Delaware corporation, with respect to the number of Warrant Interests set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Warrant Interests

And if said number of Warrant Interests shall not be all the number of Warrant Interests represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrants registered by said Warrant.

Dated:

[

]

Name:
Title: